Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-279550), Form S-3 (Nos. 333-188381, 333-208784, 333-227169, 333-232402, 333-265967 and 333-273927) and Form S-8 (Nos. 333-184884, 333-204129, 333-228267, 333-238613, 333-257659, 333-264492, 333-271042 and 333-278411) of ClearSign Technologies Corporation of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 29, 2024 relating to the consolidated financial statements, which appears in this Amendment No. 2 to the Annual Report on Form 10-K.

/s/ BPM CPA LLP

Santa Monica, California

November 7, 2024